Exhibit 15.1

ACCOUNTANTS’ ACKNOWLEDGMENT

We hereby acknowledge our awareness of the use of our report dated November 9, 2017 included within the Quarterly Report on Form 10-Q of Universal Insurance Holdings, Inc. for the quarter ended September 30, 2017 in this Registration Statement on Form S-8, to be filed with the U.S. Securities and Exchange Commission on or about February 9, 2018.

Pursuant to Rule 436 under the Securities Act of 1933, as amended (the “Act”), such report is not considered a part of a registration statement prepared or certified by an independent registered public accounting firm or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

Chicago, Illinois

February 9, 2018